Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR

THE FIRST QUARTER ENDED MAY 2, 2009

– Company reaffirms sales and gross margin outlook for the balance of the year and identifies incremental SG&A reductions; annual SG&A expense reduction target increased from $20-$30 million to approximately $60 million –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (May 19, 2009)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 2, 2009.

The Company discontinued the operations of its Club Libby Lu (“CLL”) specialty store business in January 2009, and the operating performance of CLL and expenses related to discontinuing the operations (primarily severance, inventory liquidation, store closure, and lease termination expenses) are presented as “discontinued operations” in the current and prior year periods.

Overview of Results for the First Quarter

For the first quarter ended May 2, 2009, the Company posted a net loss of $5.1 million, or $.04 per share. Excluding the after-tax loss from discontinued operations of $0.2 million, the Company recorded a loss from continuing operations of $4.9 million, or $.04 per share.

For the prior year first quarter ended May 3, 2008, the Company recorded net income of $17.3 million, or $.12 per share. Excluding the after-tax loss from discontinued operations of $1.6 million, or $.01 per share, the Company recorded net income from continuing operations of $19.0 million, or $.13 per share.

Comments on the First Quarter Ended May 2, 2009

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am proud of how the Saks team is continuing to respond to the challenging economic landscape. Although the sales environment remains extremely difficult, we are carefully managing inventories, expenses, and capital spending, and through these actions our first quarter operating performance exceeded expectations. I remain confident that we are taking the necessary actions to emerge as an even stronger company once the economic conditions improve.”

Comparable store sales declined 27.6% in the first quarter. Excluding the shift of a spring season clearance event into the second quarter this year from the first quarter last year, management estimates that comparable store sales would have declined approximately 25% for the first quarter.

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Saks Fifth Avenue stores experienced continued weakness across all merchandise categories, geographies, and channels of distribution during the quarter. Consistent with the fourth quarter, the sales decline in the New York City flagship store was higher than the Company’s aggregate comparable store sales decline. Saks Direct posted a 14.6% comparable store sales decline in the quarter (negatively impacted by less year-over-year fall and winter clearance inventory and the aforementioned event shift), versus an increase of over 40% in last year’s first quarter. OFF 5TH’s comparable store sales performance continued to show relative strength during the period.

The Company realized a year-over-year 40 basis point improvement in gross margin rate for the quarter. Management estimates that the previously mentioned clearance event shift negatively impacted the prior year first quarter gross margin rate by approximately 175 basis points, so on an adjusted basis, management estimates that the gross margin rate would have decreased by approximately 135 basis points for the current year first quarter. This adjusted gross margin rate decrease principally was due to increased markdowns as a percent of sales as well as deleverage on the buying and distribution components of cost of sales.

The clearance event shift will positively impact sales and negatively impact the gross margin rate for the second quarter.

Sadove commented, “The Saks team did an excellent job of managing Selling, General, and Administrative expenses (“SG&A”) during the quarter.” The Company reduced first quarter SG&A expenses by approximately $44 million, a 22% decline from the prior year. SG&A as a percent of sales was 25.0% in the current first quarter compared to 23.5% in the prior year first quarter.

Primarily due to the sales decline, the Company’s operating income decreased to $2.2 million in the current year first quarter from $42.6 million of operating income for the same period last year.

Balance Sheet Highlights

Consolidated inventories at May 2, 2009 totaled $779.5 million, a 7.3% decrease over the prior year. Inventories decreased 7.4% on a comparable stores basis. Sadove stated, “We remain on track to more closely align our inventories with consumption trends by the beginning of the third quarter.” The previously mentioned clearance event shift distorted quarter-end comparable store inventories. Excluding the shift, comparable store inventories would have declined approximately 11%.

At quarter end, the Company had approximately $10.3 million of cash on hand and $195 million of direct outstanding borrowings on its revolving credit facility.

Effective at the beginning of the fiscal year (February 1, 2009), the Company adopted a new accounting pronouncement (FASB Staff Position APB No. 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion”), which requires that issuers of such instruments separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. A portion of the carrying value of the $230 million 2.0% convertible debenture (approximately $71.9 million) was reclassified to equity as of the March 2004 issuance date, representing the equity component of the proceeds from the notes calculated assuming a 6.25% non-convertible borrowing rate. The discount is being accreted to interest expense over the 10-year period to the first put date of the notes. Accordingly, at May 2, 2009, $40.5 million

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of the convertible debenture balance was classified in equity. The new accounting pronouncement required retroactive application; consequently, the prior year amounts have been revised.

Funded debt (including capitalized leases, borrowings on the revolving credit facility, and the equity component of the convertible debentures) at May 2, 2009 totaled approximately $677.2 million, and debt-to-capitalization was 41.7% (without giving effect to cash on hand).

Sadove commented, “We have flexibility under our existing debt facilities, with no short-term maturities of senior debt.” The Company’s revolving credit facility terminates in September 2011, and the Company is subject to no financial covenants unless the availability falls below $60 million. At that point, the Company is subject to a fixed charge coverage ratio of at least 1:1. Based on the Company’s operating plans and cash management actions, the Company expects to have ample availability on its revolving credit facility throughout the year and to be free cash flow positive for 2009. The Company does not expect to be subject to the fixed charge coverage ratio at any time during the year.

The Company’s senior notes total $192.3 million and mature as follows: $45.9 million in December 2010, $141.6 million in October 2011, $2.9 million in December 2013, and $1.9 million in February 2019. The Company also has a 2% $230 million convertible debenture which matures in 2024.

Net capital spending for the first quarter ended May 2, 2009 totaled approximately $28 million. Management anticipates capital spending will total approximately $55 million for the full fiscal year. A disproportionate amount of the annual spending occurred in the first quarter primarily due to the timing of the New York City flagship and Miami Dadeland store renovations that are nearing completion.

Update on Expense Reductions

Earlier this year, the Company announced that it expected a year-over-year decline in SG&A expenses in 2009 of approximately $20 million to $30 million. The Company subsequently has identified additional expense reductions and now expects to realize a total of approximately $60 million of net SG&A reductions for the full year of 2009. Approximately $44 million of year-over-year net SG&A reductions were realized in the first quarter, which was greater than expected. The Company expects to realize net SG&A reductions of approximately $15 million in the second quarter of 2009 and that SG&A expenses will be approximately flat in the second half of 2009. These estimated reductions in SG&A expenses are net of several expense increases including an approximate $8 million increase in 2009 pension expense (lower than the $15 million estimate previously announced), incremental expenses related to new OFF 5TH stores, more normalized incentive compensation, and certain inflation-driven expenses during the year. In addition, approximately $12 million of cost reductions will be reflected in cost of sales (where merchandising and distribution expenses are classified) for the full year (spread approximately pro-rata among the four quarters).

A disproportionate amount of the SG&A expense reductions are being realized in the first half of 2009 as the Company is able to reduce variable expenses commensurate with the expected higher sales declines in the first half and as the Company laps certain expense reductions in fall 2009 that were made in the second half of 2008.

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Outlook for the Balance of 2009

Sadove noted, “We are reaffirming our prior expectations related to sales, gross margin rate, and inventories for the balance of the year, and we are pleased that we have been able to further reduce expected SG&A and capital spending from our earlier outlook.”

The current macroeconomic and retail landscape makes predicting future sales and gross margin performance with any degree of certainty extremely difficult. The Company’s assumptions for the balance of fiscal 2009 (excluding the impact of certain items) are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•

Comparable store sales decline for the full fiscal year of low double digits, comprised of a decline in the mid-teen percentage range for the second fiscal quarter and a decline of mid-to-high single digits in the second half of the fiscal year (achieved from a lower 2008 sales base).

•	Comparable store inventory levels are expected to decrease in the low- to mid-teen percentage range at the end of the second quarter of 2009 and through the second half of 2009.
•

Based upon current inventory levels, planned merchandise receipt flow approximately 20% lower than the prior year, the Company’s promotional calendar and permanent markdown cadence, and deleverage on the buying and distribution components of the cost of sales, the Company expects gross margin to decrease to the 27% to 29% range in the second quarter of 2009 (which reflects the negative impact of the aforementioned clearance event shift) and a substantial year-over-year gross margin recovery in the second half of 2009, with gross margins in the 35% to 37% range.

•

Based on the Company’s identified net SG&A reductions (described above under “Update on Expense Reductions”), absolute SG&A dollars (excluding certain items) are expected to decline by approximately $15 million for the second quarter and be approximately flat in the second half of 2009. Annual net SG&A reductions are expected to approximate $60 million.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) totaling approximately $80 million to $82 million for the second quarter and approximately $163 million to $165 million for the second half of 2009. Depreciation and amortization, which is included in the above amounts, should total approximately $140 million for the full year.

•

Interest expense approximating $10 million for the second quarter of 2009 and approximately $20 million for the second half of 2009, based on current debt arrangements and interest rates. Effective the first fiscal quarter of 2009, the Company adopted a new accounting pronouncement requiring the interest expense on its $230 million convertible subordinated debenture to be based on the prevailing interest rates at the time the convertible debenture was issued as opposed to the stated 2.0% rate. This accounting change will result in an annual non-cash increase in interest expense of approximately $7 million, which is included in the estimates above. The new accounting pronouncement requires retroactive application; consequently, interest expense for prior years has been restated.

•	An effective tax rate of approximately 33.0% for the balance of the year.

•	A basic common share count and a diluted common share count of approximately 138 to 139 million each for the balance of the year.

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•	Capital expenditures for the full year of 2009 of approximately $55 million, a reduction of approximately $75 million from 2008 levels.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the first quarter ended May 2, 2009 compared to last year’s first quarter ended May 3, 2008 were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
First Quarter	$621.3	$850.0	(26.9%)	(27.6%)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
First Quarter	$6.2	$7.6

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 19, 2009 to discuss results for the first quarter. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 77986890).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 53 Saks Fifth Avenue stores, 52 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	May 2, 2009		May 3, 2008
			Revised
Net sales	$621,266	100.0%	$850,041	100.0%
Cost of sales	382,858	61.6%	527,198	62.0%

Gross margin	238,408	38.4%	322,843	38.0%

Selling, general and administrative expenses	155,434	25.0%	199,387	23.5%
Other operating expenses:
Property and equipment rentals	26,471	4.3%	26,272	3.1%
Depreciation & other amortization	33,340	5.4%	31,865	3.7%
Taxes other than income taxes	20,159	3.2%	22,446	2.6%
Store pre-opening costs	627	0.1%	241	0.0%
Impairments and dispositions	186	0.0%	18	0.0%

Operating income (loss)	2,191	0.4%	42,614	5.0%

Other income (expense):
Interest expense	(10,435)	-1.7%	(11,626)	-1.4%
Other income, net	97	0.0%	947	0.1%

Income (loss) before income taxes	(8,147)	-1.3%	31,935	3.8%
Provision (benefit) for income taxes	(3,266)	-0.5%	12,980	1.5%

Net Income (loss) from continuing operations	(4,881)	-0.8%	18,955	2.2%

Discontinued Operations:
Income (loss) from discontinued operations	(363)	-0.1%	(2,497)	-0.3%
Provision (benefit) for income taxes	(127)	0.0%	(862)	-0.1%

Net Income (loss) from discontinued operations	(236)	0.0%	(1,635)	-0.2%

Net Income (loss)	$(5,117)	-0.8%	$17,320	2.0%

Per-share amounts—Basic
Income (loss) from continuing operations	$(0.04)		$0.13
Income (loss) from discontinued operations	$(0.00)		$(0.01)
Net Income (loss)	$(0.04)		$0.12

Per-share amounts—Diluted
Income (loss) from continuing operations	$(0.04)		$0.13
Income (loss) from discontinued operations	$(0.00)		$(0.01)
Net Income (loss)	$(0.04)		$0.12

Weighted average common shares:
Basic	138,297		139,904
Diluted	138,297		140,830

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SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	May 2, 2009	May 3, 2008
		Revised
ASSETS
Current assets
Cash and cash equivalents	$10,252	$124,523
Merchandise inventories	779,474	841,068
Other current assets	97,977	141,677
Deferred income taxes, net	26,721	41,428

Total current assets	914,424	1,148,696

Property and equipment, net	1,042,960	1,082,597
Goodwill and intangibles, net	263	290
Deferred income taxes, net	200,289	77,640
Other assets	19,421	49,353

TOTAL ASSETS	$2,177,357	$2,358,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$140,252	$204,382
Accrued expenses and other current liabilities	217,429	255,254
Dividend payable	932	1,475
Current portion of long-term debt	4,686	88,980

Total current liabilities	363,299	550,091

Long-term debt	631,940	434,686
Other long-term liabilities	193,858	162,543

Total liabilities	1,189,097	1,147,320
Commitments and Contingencies
Shareholders’ Equity	988,260	1,211,256

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,177,357	$2,358,576

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